NL REPORTS THIRD QUARTER 2013 RESULTS

DALLAS, TEXAS – November 6, 2013 - NL Industries, Inc. (NYSE:NL) today reported a loss from continuing operations attributable to NL stockholders of $5.9 million, or $.12 per share, in the third quarter of 2013 compared to income from continuing operations attributable to NL stockholders of $8.5 million, or $.18 per share, in the third quarter of 2012.  For the first nine months of 2013, NL reported a loss from continuing operations attributable to NL stockholders of $22.3 million, or $.46 per share, compared to income from continuing operations attributable to NL stockholders of $54.2 million, or $1.11 per share in the first nine months of 2012.

Net sales increased 14% in the third quarter of 2013 and 9% in the first nine months of 2013 as compared to the same periods of 2012 primarily due to higher demand for high security pin tumbler locks within CompX’s Security Products business, and to a lesser extent from an increase in Marine Component sales outside of the high performance boat market through gains in market share. Income from continuing operations attributable to CompX increased to $3.0 million in the third quarter of 2013 compared to $1.6 million in the 2012 period, and increased to $7.3 million in the first nine months of 2013 compared to $5.3 million in the first nine months of 2012, primarily due to improved cost efficiencies from higher sales.

Kronos’ net sales of $419.1 million in the third quarter of 2013 were $53.8 million, or 11%, lower than in the third quarter of 2012.  Net sales of $1,363.8 million in the first nine months of 2013 were $215.7 million, or 14%, lower than in the first nine months of 2012.  Kronos’ net sales decreased in the third quarter and first nine months of 2013 primarily due to lower average TiO2 selling prices partially offset by higher sales volumes.  Kronos’ average TiO2 selling prices decreased 18% in the third quarter of 2013 as compared to the third quarter of 2012, and decreased 21% in the first nine months of the year as compared to the same prior year period.  Average TiO2 selling prices at the end of the third quarter of 2013 were 1% higher than at the end of the second quarter of 2013 and were 7% lower than at the end of 2012.  Kronos’ TiO2 sales volumes in the third quarter of 2013 were approximately 4% higher as compared to the third quarter of 2012 due to higher customer demand in European markets partially offset by lower sales in export and North American markets, and were 8% higher in the first nine months of 2013 due to higher customer demand primarily in European and certain export markets, partially offset by decreased demand in North American markets.  Fluctuations in currency exchange rates also impacted Kronos’ net sales, increasing net sales by approximately $12 million in the third quarter and approximately $10 million in the first nine months of 2013.  The table at the end of this press release shows how each of these items impacted the overall decrease in Kronos’ sales.

Kronos’ income (loss) from operations decreased by $75.5 million from income of $38.5 million in the third quarter of 2012 to a loss of $37.0 million in the third quarter of 2013 primarily due to lower average selling prices and a third quarter 2013 $35 million litigation settlement charge (NL’s equity interest was $4.5 million or $.09 per share, net of income tax benefit), partially offset by lower raw materials costs and higher sales and production volumes in 2013.  Kronos’ income (loss) from operations decreased by $490.1 million from income of $358.5 million in the first nine months of 2012 to a loss of $131.6 million in the first nine months of 2013 primarily due to lower average selling prices, higher raw materials costs and the third quarter 2013 litigation settlement charge, partially offset by higher sales and production volumes in 2013.  As expected, Kronos’ cost of sales per metric ton of TiO2 sold in the third quarter of 2013 was lower than the cost of sales per metric ton of TiO2 sold in the third quarter of 2012, primarily due to lower feedstock ore costs.   Kronos’ cost of sales per metric ton of TiO2 sold in the first half of 2013 was significantly higher than TiO2 sold in the first half of 2012, as a substantial portion of the products sold in the first quarter of 2013 (and a portion of the products sold in the second quarter of 2013) was produced with significantly higher-cost feedstock ore purchased in 2012.  Kronos’ production volumes were 15% higher in the third quarter of 2013 as compared to the third quarter of 2012, and were 1% higher in the first nine months of 2013 compared to the first nine months of 2012.  Kronos’ income from operations comparisons were also impacted by fluctuations in currency exchange rates, which increased income from operations by approximately $1 million in the third quarter of 2013 and decreased income from operations by approximately $7 million in the year-to-date period.

Kronos recognized an aggregate non-cash pre-tax interest charge of $6.6 million in the first quarter of 2013 and a $2.3 million pre-tax interest charge in the third quarter of 2013, consisting of the write-off of unamortized original issue discount costs and deferred financing costs, related to the voluntary prepayment of its term loan by $290 million principal amount in the first quarter and the remaining $100 million in the third quarter.  Kronos recognized an aggregate $7.2 million pre-tax interest charge in the second quarter of 2012 relating to the early extinguishment of its remaining Senior Secured Notes.  NL’s aggregate equity interest in such charges, net of income tax benefit, was $1.2 million and $.9 million in the first nine months of 2013 and 2012, respectively (or $.02 per share in each year-to-date period).

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers, and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  Such insurance recoveries aggregated $3.8 million (or $.05 per share, net of income taxes) in the first nine months of 2013, compared to $2.6 million (or $.03 per share, net of income taxes) in the first nine months of 2012.

The litigation settlement gain of $15.0 million in the 2012 year-to-date period ($9.7 million, or $.20 per share, net of income taxes) relates to the third and final closing associated with certain real property we formerly owned in New Jersey.

Corporate expenses were higher in the third quarter and first nine months of 2013 compared to the third quarter and first nine months of 2012 primarily due to higher litigation and related costs.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

•	Competitive pricing, products and substitute products
•	Customer and competitor strategies
•	Uncertainties associated with the development of new product features
•	Potential consolidation of Kronos’ competitors
•	Potential consolidation of Kronos’ customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in implementing new manufacturing and accounting software systems
•	The introduction of trade barriers
•	Possible disruption of Kronos’ or CompX’s business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Decisions to sell operating assets other than in the ordinary course of business
•	CompX’s and Kronos’ ability to renew or refinance debt
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Uncertainties associated with the development of new product features
•	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2013	2012	2013

Net sales	$21.3	$24.2	$63.8	$69.7
Cost of sales	15.0	16.7	45.0	48.6

Gross margin	6.3	7.5	18.8	21.1

Selling, general and administrative expense	4.3	4.5	13.1	13.8
Other operating income (expense):
Insurance recoveries	1.2	2.2	2.6	3.8
Litigation settlement gain	-	-	15.0	-
Other income, net	-	-	.4	-
Asset held for sale write-down	(.4)	-	(.4)	-
Corporate expense	(3.4)	(5.6)	(24.9)	(26.8)

Loss from operations	(.6)	(.4)	(1.6)	(15.7)

Equity in earnings (loss) of Kronos Worldwide, Inc.	10.7	(9.1)	72.0	(31.9)

General corporate items:
Interest and dividends	.8	.7	2.3	2.2
Interest expense	(.2)	-	(.7)	(.1)

Income (loss) from continuing operations before income taxes	10.7	(8.8)	72.0	(45.5)

Income tax expense (benefit)	2.1	(3.1)	17.4	(23.8)

Income (loss) from continuing operations	8.6	(5.7)	54.6	(21.7)
Income from discontinued operations, net of tax	1.7	-	3.2	-

Net income (loss)	10.3	(5.7)	57.8	(21.7)

Noncontrolling interest in net income of subsidiary	.3	.2	.8	.6

Net income (loss) attributable to NL stockholders	$10.0	$(5.9)	$57.0	$(22.3)

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
(In millions, except earnings per share)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2013	2012	2013

Amounts attributable to NL stockholders:

Income (loss) from continuing operations	$8.5	$(5.9)	$54.2	$(22.3)
Income from discontinued operations	1.5	-	2.8	-
Net income (loss) attributable to NL stockholders	$10.0	$(5.9)	$57.0	$(22.3)

Net income (loss) per share:
Continuing operations	$.18	$(.12)	$1.11	$(.46)
Discontinued operations	.03	-	.06	-
Net income (loss) per share	$.21	$(.12)	$1.17	$(.46)

Basic and diluted weighted average shares outstanding	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2013	2012	2013

CompX - component products	$1.6	$3.0	$5.3	$7.3
Insurance recoveries	1.2	2.2	2.6	3.8
Litigation settlement gain	-	-	15.0	-
Other income, net	-	-	.4	-
Corporate expense	(3.4)	(5.6)	(24.9)	(26.8)

Loss from operations	$(.6)	$(.4)	$(1.6)	$(15.7)

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2013 vs. 2012	2013 vs. 2012

Percentage change in sales:
TiO2 product pricing	(18)%	(21)%
TiO2 sales volume	4%	8%
TiO2 product mix	1%	(2)%
Changes in currency exchange rates	2%	1%

Total	(11)%	(14)%